Exhibit 99.1

Golden Minerals Company Reports Q2 2023 Gold Production

GOLDEN, CO - /BUSINESS WIRE/ - July 20, 2023 – Golden Minerals Company (“Golden Minerals”, “Golden” or the “Company”) (NYSE American: AUMN and TSX: AUMN) has reported production figures from its Rodeo gold-silver mine (Durango State, Mexico) for the three- and six- month periods ended June 30, 2023. The Company concluded open pit mining at the Rodeo mine during the month of June and moved to processing of stockpiled material.

Rodeo Operations Statistics
			Six Months
	Qtr. Ended	Qtr. Ended	Ended Jun. 30,
	Mar. 31, 2023	Jun. 30, 2023	2023
Tonnes mined (1)	154,371	72,525	226,896
Tonnes in stockpiles awaiting processing (2)	18,467	10,669	10,669
Tonnes in low grade stockpiles (3)	133,349	111,422	111,422
Tonnes processed	54,272	50,787	105,059
Average tonnes per day processed	603	558	580

Average gold grade processed (grams per tonne)	1.6	1.6	1.6
Average silver grade processed (grams per tonne)	9.0	5.8	7.4

Plant recovery - gold (%)	72.6	71.6	72.2
Plant recovery - silver (%)	75.5	85.6	80.4

Payable gold produced in dore (ounces)	2,081	1,828	3,909
Payable silver produced in dore (ounces)	11,535	7,742	19,277
Payable gold equivalent produced in dore (ounces) (4)	2,219	1,923	4,142

Gold sold in dore (ounces)	2,112	1,726	3,838
Silver sold in dore (ounces)	11,369	7,745	19,114
Gold equivalent sold in dore (ounces) (4)	2,248	1,821	4,069

Average realized price, before refining and selling costs
Gold (dollar per ounce)	$1,891.24	$1,976.45	$1,929.56
Silver (dollar per ounce)	$22.60	$24.34	$23.31

Notes:

(1) Includes all mined material transported to the plant, stockpiled or designated as waste

(2) Includes mined material stockpiled at the mine or transported to the plant awaiting processing in the plant

(3) Material grading between 1.6 g/t (current cutoff grade) and 1 g/t Au held for possible future processing

(4) Gold equivalents based on realized $ Au and $ Ag price

G O L D E N M I N E R A L S C O M P A N Y

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

In addition, the Company sold approximately 656 tonnes of gold-rich pyrite concentrate, 118 tonnes of silver-rich lead concentrate and 63 tonnes of zinc concentrate during the second quarter 2023. The concentrate was produced from mineralized material from the Velardeña Properties that was mined and stockpiled during 2022 as part of the test-mining program.

About Golden Minerals

Golden Minerals is a gold and silver producer based in Golden, Colorado. The Company is primarily focused on producing gold and silver from its Rodeo Mine, advancing its Velardeña and Yoquivo properties in Mexico and, through partner-funded exploration, its El Quevar silver property in Argentina, as well as acquiring and advancing selected mining properties in Mexico, Nevada and Argentina.

Follow us at www.linkedin.com/company/golden-minerals-company/ and https://twitter.com/Golden_Minerals

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler, Director of Investor Relations

(303) 839-5060

SOURCE: Golden Minerals Company